CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus dated December 1, 2024, and included in Post-Effective Amendment No. 44 to the Registration Statement (Form N-1A, File No. 333-126384) of Pioneer Series Trust IV (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated September 29, 2023 with respect to the financial statements and financial highlights of Pioneer Balanced ESG Fund, Pioneer Securitized Income Fund, Amundi Climate Transition Core Bond Fund and Pioneer Multi-Asset Income Fund, included in the Annual Reports to Shareholders (Form N-CSR) for the year ended July 31, 2023 into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 26, 2024